Hims, Inc. 2269 Chestnut #523 San Francisco, CA 94123
March 15, 2021
Michael Chi

Re:    Offer Letter and Employment Terms

Dear Michael:

1.Position. HIMS, INC., (the “Company”) is pleased to offer you the position of SVP Growth, on the following terms.

You will work remote out of New York, on a mutually agreed upon date or on or about April 19, 2021 (“Start Date”). Of course, the Company may change your position, duties, and work location from time to time in its discretion.

2.Base Salary. Your annual base salary will be $425,000, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (approximately every two weeks after your Start Date).

3.Work From Home Stipend. In recognition of our Remote First Policy, the Company will grant you a Work from Home Stipend in the amount of $500. This stipend is intended to cover costs incurred to set up your homework station. This is a one-time payment and will be paid out within two weeks of your start date.

4.Discretionary Bonus. In addition to your base salary, you will be eligible for an annual discretionary bonus of up to 30% of your annual Base Salary paid out on once yearly promptly after December 31st of each year, but in no event later than February 28th of the following year. This bonus is not guaranteed and will be based on your performance and the success of the Company. You must remain employed on the payment date to receive any such bonus.

5.Equity. Subject to approval by the Company’s Board of Directors (the “Board”) of a Restricted Stock Unit (“RSU”) plan for the Company and Board approval of your Equity Grant described in this Section 5, the Company anticipates granting you (a) 240,000 RSUs (the “RSU Grant”), and (b) an option to purchase 360,000 shares of the Company’s Class A Common Stock at the fair market value as determined by the Board on the effective date of option grant (the “Option” and, together with the RSUs, the “Equity Grant”). The anticipated Equity Grant will be governed by the terms and conditions of the Company’s equity incentive plan (the “Plan”) and related stock option and RSU agreements (collectively, the “Grant Agreements”), and will be subject to vesting as follows: a four-year vesting schedule, under which 25% of your Equity Grant will vest 12 months after the Vesting Commencement Date (as defined in your stock option agreement), and the remaining 75% of the total shares will vest in equal installments at the end of each month or quarter thereafter, as determined by the Board, until either the Equity Grant is fully vested or your continuous Service (as defined in your stock option agreement) terminates, whichever occurs first

6.Benefits. During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request.

7.Vacation. Exempt and nonexempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by their supervisor. Exempt and nonexempt employees do not accrue vacation, and there is no set guideline as to how much vacation each employee will be permitted to take. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination. The Company may change compensation and benefits from time to time in its discretion.

8.Obligations. As a Company employee, you will be expected to abide by Company rules and policies, and as a condition of employment, you must sign and comply with the Company’s Employee Handbook. During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the CEO, from serving on the boards of directors of companies that are not competitors to the Company or any of its affiliates, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company.

9.Non-Solicitation. You agree that during your employment with the Company and for a period of one year following the termination of that employment, whether such termination is voluntary or involuntary and regardless of the reason for such termination, you will not, on behalf of yourself or on behalf of any other person, company, or corporation (i) solicit an employee of Company or any of its affiliates to leave the employ of the Company or any of its affiliates or to become employed by any person, company or corporation engaged in competition with the Company or any of its affiliates, or (ii) call on or solicit in any manner any customer of the Company or any of its affiliates with which you have had any dealings of any kind or whom you contacted during the course of your employment with the Company or any of its affiliates for the purpose of doing business of the type done by Company or any of its affiliates with such customer.

10.Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties while employed by the Company, both during and for five years after your employment with the Company terminates, not to knowingly disparage Company, or its affiliates, officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements which are truthful, complete and made in good faith in required response to legal process or governmental inquiry.

11.Confidentiality & Inventions. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. As a condition of employment, you must sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

12.At-Will Employment. Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

13.Background Check & Employment Authorization. This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion and (iv) the arbitration shall provide for adequate discovery. As a condition of employment, you are required to sign and comply with an Arbitration Agreement.

14.This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, the Arbitration Agreement, and the Employee Handbook, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and return this letter to me by March 15, 2021, if you wish to accept employment at the Company under the terms described above.

We believe you will find working with us to be incredibly rewarding and we look forward to working closely with you. Please do not hesitate to contact us, should you have any questions regarding these or other matters.

Sincerely,

/s/ Jeremious Henderson
Jeremious Henderson, SVP of Human Resources

Understood and Accepted:

/s/ Michael Chi                        03 / 15 / 2021
Michael Chi    Date